Exhibit 4.3

TERM LOAN A NOTE

$1,816,609.03	April 26, 2016 Roanoke, Virginia

FOR VALUE RECEIVED, OPTICAL CABLE CORPORATION, a Virginia corporation (the “Borrower”), hereby promises to pay to the order of BANK OF NORTH CAROLINA, a North Carolina banking corporation (the “Lender”), at the times and in the manner hereinafter set forth, the principal sum of ONE MILLION, EIGHT HUNDRED SIXTEEN THOUSAND, SIX HUNDRED NINE AND 03/100 DOLLARS ($1,816,609.03), together with accrued interest, at the rate or rates hereinafter set forth, on the unpaid principal balance hereof from time to time, from the date of this Note through and including the date the entire unpaid principal balance hereof has been indefeasibly paid in full.

1.     Nature of Note; Defined Terms. This Note is the “Term Loan A Note” issued pursuant to and referenced in the Credit Agreement dated as of even date herewith by and between the Borrower and the Lender (as the same may be amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”). The obligations of the Borrower evidenced hereby constitute a portion of the Obligations referred to in the Credit Agreement. The Lender is entitled to the benefit of the Credit Agreement and the other Financing Documents and the Collateral referred to therein. The Credit Agreement contains, among other things, provisions for the acceleration of the maturity of this Note. The provisions of the Credit Agreement are hereby incorporated by reference in their entirety as if fully set forth herein. To the extent any conflict shall exist between the terms hereof and the terms of the Credit Agreement, the terms of the Credit Agreement shall control to the extent necessary to resolve such conflict. Capitalized terms used herein but not defined shall have the meanings given to such terms in the Credit Agreement. This Note amends, modifies, continues, and restates the Prior Note, as defined below.

2.     Interest. Until maturity (whether by acceleration, declaration, extension or otherwise), so long as no Event of Default shall have occurred and be continuing, interest shall accrue at four and 25/100 percent (4.25%) per annum, computed on the basis of the actual number of days elapsed over a 360-day year. After maturity or upon the occurrence and continuance of an Event of Default, the unpaid principal balance of this Note shall bear interest at the Default Rate, as defined in the Credit Agreement.

The rate of interest payable on this Note shall in no event exceed the maximum rate permissible under applicable laws (the “Maximum Legal Rate”). If the rate of interest payable on this Note is ever reduced as a result of this paragraph and at any time thereafter the Maximum Legal Rate shall exceed the rate of interest provided for in this Note, then the rate provided for in this Note shall be increased to the Maximum Legal Rate for such period as is required so that the total amount of interest received by the Lender is that which would have been received by the Lender but for the operation of the first sentence of this paragraph.

3.     Repayment. The principal balance of this Note, together with interest thereon, shall be payable as follows:

(a)     The Borrower shall make consecutive monthly payments of principal and accrued interest in the amount of $12,533.02 on the first day of each month commencing on May 1, 2016, plus one final payment of principal and interest in the amount of $1,674,217.22 and all then outstanding principal, interest, fees, and costs due on April 30, 2018 (the “Term Loan A Termination Date”). A portion of the payment due on May 1, 2016, includes interest which has accrued under the Prior Note from April 1, 2016, through the date hereof.

(b)     If not sooner paid, this Note shall mature, and the entire unpaid principal balance hereof, together with all accrued and unpaid interest thereon, shall be due and payable on the Term Loan A Termination Date, which will be the maturity date for this Note.

(c)     If the principal of or interest on this Note, late charges, or any other amount required to be paid hereunder is not paid when due, whether by acceleration or otherwise, the Borrower shall, on demand, from time to time pay to the Lender interest on such principal, interest, late charges, or other amount from the date due until the date of payment (after as well as before any judgment) at the Default Rate; provided, however, that interest shall not accrue on any payment due under this Note (excluding payments of principal, interest, or late charges) until Lender gives to Borrower written notice of such amount due.

4.     Business Days. If any payment on this Note becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day and, with respect to any payment which bears interest, interest thereon shall be payable at the then applicable rate of interest as herein provided during such extension.

5.     Late Charge. If the Borrower fails to make any payment of principal, interest, prepayments, fees or any other amount becoming due pursuant to the provisions of this Note within ten (10) days of the date due and payable, the Borrower shall pay to the Lender a late charge equal to the greater of (a) $50.00, or (b) five percent (5%) of the delinquent amount. Such 10-day period shall not be construed in any way to extend the due date of any such payment. Late charges are imposed for the purpose of defraying the Lender’s expenses incident to the handling of delinquent payments, and are in addition to, and not in lieu of, the exercise by the Lender of any other rights and remedies hereunder or under applicable laws and any fees and expenses of any agents or attorneys which the Lender may employ upon the occurrence of an Event of Default.

6.     Events of Defaults and Remedies. Upon the occurrence of an Event of Default specified in Section 8.9 (Inability to Pay Debts, Etc.), Section 8.10 (Bankruptcy) or Section 8.11 (Receiver, Etc.) of the Credit Agreement, the unpaid principal balance of this Note, together with all accrued interest then due thereon, shall immediately and automatically become due and payable in full by the Borrower to the Lender. Upon (i) the failure of the Borrower to pay, as and when due, any principal payment, interest, or other payment due hereunder (subject to the Cure Provisions set forth below, as applicable), or (ii) the occurrence of any other Event of Default under the Credit Agreement, the Lender or any other holder of this Note may, at its sole option, accelerate the maturity of this Note and declare the unpaid principal balance of this Note then outstanding, together with all interest accrued thereon, to be immediately due and payable, whereupon the entire unpaid principal balance of this Note, together with accrued but unpaid interest thereon, shall immediately and automatically become due and payable by the Borrower to the Lender. In addition, upon the occurrence of an Event of Default, the Lender may exercise any and all rights and remedies available to the Lender under this Note, the Credit Agreement, the other Financing Documents, or at law or in equity. The Borrower hereby waives diligence, presentment, demand, protest and notice of any kind except for any notice expressly provided for herein.

7.     Cure Provisions. The Borrower shall have the limited right to cure any payment default under Section 6(i) of this Note on the following terms: If default occurs in the payment of money under this Note, such payment default may be cured if the Borrower, after being given written notice from the Lender demanding payment of such payment default, cures such payment default by payment in full within seven (7) days after such written demand; provided, however, the Borrower shall have the benefit of these cure provisions with respect to any payment default (and the Lender shall be required to send written demand for payment with respect to such payment default) only if the Borrower has not been given two (2) notices of payment default for the same type of payment default within the preceding twelve (12) months. Any notice of payment default regarding the late payment of principal and/or interest shall constitute the same type of payment default as any other notice of payment default regarding the late payment of principal and/or interest.

8.     Manner of Making Payment. All payments of this Note, interest thereon and any other amounts payable hereunder shall be paid in lawful money of the United States of America, in cash or in other immediately available funds, during regular business hours of the Lender at the Lender’s office located at any banking office of the Lender, or at such other place as the Lender or any other holder of this Note may at any time or from time to time designate in writing to the Borrower in accordance with the provisions of Section 10.3 (Notices) of the Credit Agreement.

9.     Collection Costs. If this Note is forwarded to an attorney for collection after maturity hereof (whether by acceleration, declaration, extension or otherwise), the Borrower shall pay to the Lender on demand all reasonable costs and expenses of collection, including reasonable attorneys’ fees.

10.     Remedies Cumulative, Etc. The rights and remedies of the Lender or any other holder hereof under this Note, the Credit Agreement and/or the other Financing Documents shall be cumulative and concurrent and may be pursued and exercised singularly, successively or concurrently at the sole discretion of the Lender or any other holder hereof and may be exercised as often as the Lender or any other holder hereof shall deem necessary or desirable, and the non-exercise by the Lender or any other holder hereof of any such rights and remedies in any particular instance shall not in any way constitute a waiver or release thereof in that or any subsequent instance.

11.     Notices. Any demand or notice hereunder or under any applicable law pertaining hereto shall be in writing and duly given if delivered to the Borrower at 5290 Concourse Drive, Roanoke, VA 24019, Attention: Neil D. Wilkin, President/CEO, or to the Lender at 36 Church Avenue SW, Roanoke, Virginia 24011, Attention: Scott L. Leffel, Senior Vice President. Such notice or demand shall be deemed sufficiently given for all purposes when delivered (a) by personal delivery and shall be deemed effective when delivered and receipt given by the addressee, or (b) by mail or courier and shall be deemed effective three (3) New York Business Days after deposit in an official depository maintained by the United States Post Office for the collection of mail as certified mail, return receipt requested and postage prepaid, or one (1) Business Day after delivery to a nationally recognized overnight courier service (e.g., Federal Express) for next business day delivery. Notice by e-mail is not valid notice under this or any other agreement between the Borrower and the Lender.

12.     GOVERNING LAW; JURISDICTION. This Note has been delivered to and accepted by the Lender and will be deemed to be made in the Commonwealth of Virginia. Unless provided otherwise under federal law, this Note will be interpreted in accordance with the laws of the Commonwealth of Virginia excluding its conflict of laws rules. THE Borrower AND LENDER hereby irrevocably consent to the exclusive jurisdiction of any state or federal court in the commonwealth of virginia in a CITY, county or judicial district where the Lender maintains aN OFFICE OR branch; provided that nothing contained in this Note will prevent the Lender from bringing any action, enforcing any award or judgment or exercising any rights against THE Borrower individually, against any security or against any property of THE Borrower within any other CITY, county, state or other foreign or domestic jurisdiction. The Borrower and Lender acknowledge and agree that the venue provided above is the most convenient forum for both the Lender and the Borrower. The Borrower and Lender waive any objection to venue and any objection based on a more convenient forum in any action instituted under this Note.

13.     WAIVER OF JURY TRIAL. the Borrower and the Lender hereby knowingly, voluntarily, and intentionally waive any right to trial by jury Borrower and the Lender may have in any action or proceeding, in law or in equity, in connection with this note or the transactions related hereto. the Borrower represents and warrants that no representative or agent of the Lender has represented, expressly or otherwise, that the Lender will not, in the event of litigation, seek to enforce this jury trial waiver. the Borrower Acknowledges that the Lender has been induced to enter into this note by, among other things, the provisions of this Section.

14.     Severability. In the event that any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Note operate or would prospectively operate to invalidate this Note, then and in either of those events, such provision or provisions only shall be deemed null and void and shall not affect any other provisions (or remaining part of the affected provision) of this Note which shall remain operative and in full force and effect and shall in no way be affected, prejudiced or disturbed thereby.

15.     Demand, Protest, Etc. The Borrower, any endorsers and guarantors hereof, and all others who may become liable for all or any part of the obligations evidenced hereby and their respective successors and assigns, agree to be jointly and severally bound hereby, and jointly and severally waive presentment, demand, protest, notice of non-payment, and any and all lack of diligence or delays in collection or enforcement hereof. The Borrower and any endorsers and guarantors hereof further jointly and severally agree with the holder hereof that said holder may, without notice, in such manner, on such terms and for such time(s) as the holder may see fit, extend or renew this Note, and/or release any maker, endorser, or guarantor hereof, and/or substitute or add guarantors, and/or substitute or release collateral or any part thereof, all without in any way affecting, releasing, or foregoing the joint and several liability of the Borrower and all endorsers and guarantors hereof.

16.     Prior Note. The Borrower acknowledges and agrees that this Note amends, modifies, continues, and restates a prior note dated May 30, 2008, in the original principal amount of Two Million Two Hundred Forty Thousand and no/100 ($2,240,000.00), given by the Borrower and Superior Modular Products Incorporated in favor of Valley Bank, a Virginia banking corporation, its affiliates and their successors and assigns, as the same may have been amended or modified from time to time (the “Prior Note”), and further, that: (a) the obligations of the Borrower as evidenced by the Prior Note shall continue in full force and effect, as amended, modified, continued, and restated by this Note, all of such obligations being hereby ratified and confirmed by the Borrower; (b) any and all liens, pledges, assignments and security interests securing the Borrower’s obligations under the Prior Note shall continue in full force and effect, are hereby ratified and confirmed by the Borrower, and are hereby acknowledged by the Borrower to secure, among other things, all of the Borrower’s obligations to the Lender under this Note, with the same priority, operation and effect as that relating to the obligations under the Prior Note; and (c) nothing herein contained shall be construed to extinguish, release, or discharge, or constitute, create, or effect a novation of, or an agreement to extinguish, the obligations of the Borrower with respect to the indebtedness originally described in the Prior Note or any of the liens, pledges, assignments and security interests securing such obligations. Bank of North Carolina is the successor by merger to Valley Bank and is the holder of the Prior Note. Subsequent to the execution of the Prior Note, Superior Modular Products Incorporated was merged into the Borrower with the Borrower being the surviving entity.

17.     Miscellaneous. No waiver or amendment of any provision of this Note shall be effective unless made specifically in writing by the Lender. No course of dealing or other conduct, no oral agreement or representation made by the Lender, and no usage of trade, shall operate as a waiver of any right or remedy of the Lender. No waiver of any right or remedy of the Lender shall be effective unless made specifically in writing by the Lender. Borrower agrees that in any legal proceeding a copy of this Note kept in the Lender’s course of business may be admitted into evidence as an original. Section headings are for convenience only. Singular number includes plural and neuter gender includes masculine and feminine, as appropriate.

[Signature Page Follows]

WITNESS the due execution hereof as a SEALED INSTRUMENT this 26th day of April, 2016.

WITNESS:		OPTICAL CABLE CORPORATION, a Virginia corporation

/s/ Nicole Ingle	By:	/s/ Tracy G. Smith	(SEAL)
Signature of Witness		Tracy G. Smith Chief Financial Officer and SVP

Nicole Ingle	Address:	5290 Concourse Drive
Typed Name of Witness		Roanoke, Virginia 24019 Attention: Tracy G. Smith

COMMONWEALTH OF VIRGINIA

CITY/~~COUNTY~~ OF Roanoke, to wit:

The foregoing instrument was acknowledged before me this 26th day of April, 2016, by Tracy G. Smith, as Chief Financial Officer and SVP of Optical Cable Corporation, a Virginia corporation, on behalf of the corporation.

/s/ Virginia S. Coley
Notary Public

My commission expires: 7/31/16

Registration No.: 228229

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